Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2A of The Pre-IPO and Growth Fund, of our report dated June 1, 2026, except for the restatement discussed in Note 15 to the consolidated financial statements, as to which the date is July 29, 2026 relating to the consolidated financial statements and consolidated financial highlights, of The Pre-IPO and Growth Fund, appearing in the Form N-CSR/A as of March 31, 2026 and for the period from January 22, 2026 (commencement of operations) through March 31, 2026, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts

July 29, 2026

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